UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☒	Soliciting Material Pursuant to §240.14a-12

SUSQUEHANNA BANCSHARES, INC
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below is a letter sent to certain shareholders of Susquehanna Bancshares, Inc.:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543-7000

Tel 717.625.6305

April 20, 2011

Dear Fellow Shareholder:

It is only a couple weeks until our Annual Shareholders’ Meeting, and I am writing to remind you that it is important for you to cast your vote. Among the issues being considered at this year’s meeting is the proposed acquisition of Abington Bancorp, Inc. This acquisition represents an opportunity to expand Susquehanna Bank’s presence in strong markets in the greater Philadelphia area and to enhance our company’s ability to pursue future growth.

The Susquehanna Bancshares Board of Directors has unanimously approved the agreement and plan of merger with Abington, and encourages you to vote “FOR” its approval and adoption. In order for the merger to be approved, at least 66 2/3% of all outstanding shares must vote in its favor.

I encourage you to review this and the other proposals listed on the enclosed proxy card, and to vote your shares in person, by telephone or over the Internet by following the instructions on the proxy card. You can also vote by completing and returning the proxy card via U.S. mail using the enclosed postage-paid envelope. More detailed information about each of these proposals was included in proxy materials that we mailed to you on or about March 25, 2011, and these proxy materials can also be found online at www.susquehanna.net under the link to “Investor Relations, Filings & Reports.”

If you have any questions or need assistance, please contact our proxy solicitor, Phoenix Advisory Partners, at 1-877-478-5038, or our Investor Relations Department at 717-625-6305.

Regardless of the number of shares you own, it is important that you cast your vote and make your voice heard on these important matters regarding our company. I thank you for your investment in Susquehanna and look forward to seeing those of you who attend this year’s Annual Shareholders’ Meeting.

Sincerely,

/s/ William J. Reuter
William J. Reuter
Chairman and Chief Executive Officer